EXHIBIT 21.1

SYMBOTIC INC.

LIST OF SUBSIDIARIES

Legal Name	Jurisdiction of Incorporation/Formation	Conducts Business Under

Symbotic LLC	Delaware	Symbotic

Axium Technology Holdings, LLC	Delaware

Symbotic Holdings LLC	Delaware

Symbotic Group Holdings, ULC	British Columbia

Symbotic Canada ULC	British Columbia	Symbotic Canada

Axium International Robotic and Automation ULC	British Columbia

Axium Europa d.o.o	Croatia

Emergik Enico SPG Vision & Robotic Holding ULC	British Columbia

Enico Enterprise Holding ULC	British Columbia